EXHIBIT 99

Media:
Rod Sierra
(312) 240-4380
Investor Relations:
Douglas Ruschau
(312) 240-3818
130 E. Randolph Dr.
Chicago, Illinois 60601
For Immediate Release
February 9, 2007

Peoples Energy Reports Financial Results for Three-Month
Period Ended December 31, 2006
Represents Transitional Period Due to Change in Fiscal Year
CHICAGO — Peoples Energy (NYSE: PGL) today reported earnings for the three-month period ended December 31, 2006, of $0.61 per diluted share, compared to a loss of $0.51 per diluted share in the year ago period. Results for the current period included pre-tax merger related costs of $9.3 million ($0.21 per share after tax) related to the Company’s proposed merger with WPS Resources Corporation. Results for the year-ago period included a $91.7 million pre-tax charge ($1.44 per share after tax) in the Gas Distribution segment related to the Company’s utility gas charge settlement. Absent the above items and discontinued power generation operations, ongoing earnings from continuing operations (non-GAAP)* were $0.82 per diluted share, compared to $0.96 last year. Ongoing operating income (non-GAAP)* was $67.3 million, versus $69.2 million a year ago.
As a result of the Company’s recently announced change in its fiscal year-end from September 30 to December 31, the three-month period ended December 31, 2006, is a transitional period, and these financial results will not be included in the new calendar year 2007 fiscal year. Financial results for the transitional period are summarized below in accordance with generally accepted accounting principles (GAAP) and on an ongoing basis. Peoples also today filed its financial results for the transitional period on Form 10-Q with the Securities and Exchange Commission (SEC). The report can be accessed through the Peoples Energy website at www.PeoplesEnergy.com.
“Lower gas distribution earnings, higher interest expense, and a gain in the year-ago period associated with the sale of assets from an oil and gas partnership were the primary reasons for the year-over-year decline in ongoing results,” said Thomas M. Patrick, Chairman, President, and Chief Executive Officer of Peoples Energy. “The gas distribution results further illustrate the need for utility rate relief, which will be sought shortly after the close of the Company’s pending merger with WPS Resources Corporation. Meanwhile, the diversified units posted good results for the period, with higher net realized prices benefiting the production segment and unrealized mark-to-market gains boosting Energy Marketing earnings.”
__________________________________________________________________________________________________________________________
* Management believes that ongoing results are useful for year over year comparisons since charges of the magnitude associated with the gas charge settlement and merger are infrequent and affect the comparability of operating results. Ongoing results also exclude discontinued power generation operations. Ongoing results are used internally to measure performance and in reports for management and the Company’s Board of Directors.

Summary of Financial Results

	Three Months Ended December 31,
	($ millions, except per share amounts)
	Ongoing		Settlement and Merger		As Reported
	(non-GAAP)		Expenses		(GAAP)
	2006	2005	2006	2005	2006	2005
Operating Income (Loss):
Gas Distribution	$48.1	$50.7		$(91.7)	$48.1	$(41.0)
Oil and Gas Production	5.7	11.4			5.7	11.4
Energy Marketing	17.2	9.8			17.2	9.8
Energy Assets	0.5	1.7			0.5	1.7
Corporate and Other	(4.2)	(4.4)	$(9.3)		(13.5)	(4.4)
Total Operating Income (Loss)	$67.3	$69.2	$(9.3)	$(91.7)	$58.0	$(22.5)

Income (Loss) from Continuing Operations	$31.8	$36.9	$(7.9)	$(55.2)	$23.9	$(18.3)
Income from Discontinued Operations					(0.2)	(1.2)
Net Income (Loss)					$23.7	$(19.5)

Per Diluted Share:
Income (Loss) from Continuing Operations	$0.82	$0.96	$(0.21)	$(1.44)	$0.61	$(0.48)
Income from Discontinued Operations					-	(0.03)
Net Income (Loss)					$0.61	$(0.51)

Note: Numbers may not sum due to rounding

Notable items for the period and other recent business developments include the following:

•
Earlier this week, the Illinois Commerce Commission approved the proposed merger of Peoples Energy and WPS Resources Corporation. The Public Service Commission of Wisconsin (PSCW) has given its verbal approval to the proposed merger of the companies. The transaction will close following the PSCW's written order, which is expected to be issued February 16, 2007.

•
Gas distribution deliveries for the period were negatively impacted by weather that was 5% warmer than normal and 8% warmer than a year ago. Estimated weather-normalized deliveries for the period were flat from a year ago. As a result of extremely cold weather over the past two weeks, calendar year-to-date 2007 weather thru February 8 is close to normal.

•
Oil and gas production segment volumes were up slightly compared to a year ago, reflecting good performance from both existing and new wells offset by the normal decline rate of existing production. Net realized gas prices increased sharply from last year, offset by higher expenses and the inclusion in the year-ago period of a $9.6 million pre-tax gain related to the sale of assets by the Company’s EnerVest partnership.

•
Energy Marketing results benefited from net gains associated with the impacts of mark-to-market (MTM) and lower-of-cost-or-market (LOCOM) accounting totaling $13.8 million for the period, compared to net losses of $2.2 million in the year-ago period. About $6 million of these net gains are expected to reverse in 2007 as the underlying transactions are settled.

•
Consistent with the Company’s previously announced plans to exit the power generation business, on January 17, 2007, Peoples Energy completed the sale of substantially all of its interest in Elwood Energy, LLC to J-Power USA Development Co (J-Power). Subsequent to the sale, J-Power informed the Company that it no longer was interested in purchasing the Company’s remaining power asset, a development site in Oregon, as previously planned. In January, 2007, the Company recorded an impairment charge associated with that site which, when combined with the Elwood transaction, resulted in a net pre-tax gain of approximately $20 million, in line with expectations (as previously disclosed). Cash proceeds of approximately $103 million from the sale of Elwood were used to reduce short-term borrowing at Peoples Energy Corporation. Financial results for power generation are reported by Peoples Energy as discontinued operations.

A summary of results by business segment follows:

Gas Distribution.  Ongoing (non-GAAP) operating income was $48.1 million, compared to $50.7 million last year. The decrease was due primarily to lower deliveries and a change in the treatment of Hub revenue, partially offset by lower operating expenses. Weather was 8%, or 189 degree days, warmer than last year and 5%, or 106 degree days, warmer than normal. Estimated weather-normalized deliveries for the period were flat from a year ago. Pursuant to the gas charge settlement agreement announced last year, hub revenues for the Gas Distribution segment are now being recorded as a credit to customer’s gas charges, negatively impacting year-over-year comparisons for the period by $2.8 million.

The reduction in operating expenses was due primarily to lower bad debt expense ($6.6 million), partially offset by higher labor, depreciation, and other miscellaneous expenses. The reduction in bad debt expense reflected lower revenues due to lower deliveries and lower gas prices, as well as favorable credit and collection experience.

Oil and Gas Production.  Operating income totaled $5.7 million, compared to $11.4 million in the year-ago period. Results last year included a $9.6 million pre-tax gain related to the sale of assets by the Company’s Enervest partnership. Aside from that gain, operating results for the period improved from a year ago due to a combination of slightly higher production and sharply higher net realized commodity prices, partially offset by higher operating expenses. The Company drilled 24 wells, including 15 in East Texas and North Louisiana, with a success rate of 96%. The drilling program remains on track, with 6 operated drilling rigs currently working. Production results associated with the Company’s February, 2006, acquisition of properties from Will-Drill continue to meet or exceed original expectations.

Approximately 61% of the Company’s natural gas production was hedged for the three-month period, compared to 86% a year ago. As of January 1, 2007, approximately 40% of estimated calendar year 2007 natural gas production was hedged.

The following table summarizes operating statistics for the Oil and Gas Production segment for the three month period ended December 31, 2006, compared to the year-ago period.

Oil and Gas Operating Results
	Three Months Ended December 31,
			%
	2006	2005	Change

Average daily production:
Gas (MMCFD)	59.5	58.0	2.6%
Oil (MBD)	0.8	1.0	-17.3%
Gas equivalent (MMCFED)	64.5	64.0	0.8%

Net realized price:
Gas ($/MCF)	$5.33	$4.64	14.9%
Oil ($/BBL)	$42.27	$29.90	41.4%
Gas equivalent ($/MMCFE)	$5.46	$4.67	16.9%

Percentage hedged:
Gas	61%	86%
Oil	60%	81%

Energy Marketing.  Operating income totaled $17.2 million, compared to $9.8 million in the year-ago period. Year-over year comparisons were positively impacted by net gains associated with the impacts of MTM and LOCOM accounting totaling $13.8 million for the period, compared to net losses of $2.2 million in the year-ago period. About $6 million of these net gains are expected to reverse in 2007 as the underlying transactions are settled. The earnings variability resulting from accounting timing can be significant from period to period, even when the underlying economic position is unchanged. Aside from these accounting adjustments, retail marketing results improved from a year ago due primarily to stronger gas margins. However, they were more than offset by lower wholesale margins, as wholesale marketing activities in the year-ago period benefited from extraordinary natural gas price volatility and higher storage and transportation spreads.

Energy Assets.  Operating income for the current period declined $1.2 million from a year ago due to lower natural gas liquids (NGL) peaking facility revenues.

Corporate and Other.  Results for the current period included $9.3 million in merger-related expenses. Absent these costs, corporate and other expenses declined slightly from a year ago due primarily to lower labor-related costs.

Discontinued Operations.  Financial results for the Company’s power generation interests are shown as discontinued operations. Pre-tax losses from discontinued operations decreased $1.6 million from a year ago due primarily to the inclusion in the year-ago period of a $1.8 million pre-tax impairment charge related to the sale of the Company’s Valencia power development site.

Financial.  Interest expense increased $4.9 million from a year ago due to higher interest rates and higher short-term borrowing balances. At December 31, 2006, total debt was 60% of total debt plus equity, up from 57% a year ago. Subsequent to the end of the period, cash proceeds of approximately $103 million from the January, 2007, sale of the Company’s interest in Elwood Energy LLC were used to reduce short-term borrowing. Capital expenditures for calendar year 2007 are estimated at approximately $275 million, including $136 million in the Gas Distribution segment and $129 million in the Oil and Gas Production segment.

Earnings Outlook.  Due to its pending merger with WPS Resources, Peoples Energy is not providing a standalone earnings estimate for the new fiscal year (12-month period ended December 31, 2007) at this time.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of three primary business segments: Gas Distribution, Oil and Gas Production, and Energy Marketing. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words “may”, “could”, “project”, “believe”, “anticipate”, “estimate”, “plan”, “forecast”, “will be”, and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: the outcome of the pending merger between the Company and WPS Resources Corporation; the outcome of rate increase proceedings if filed with the Illinois Commerce Commission by the utility subsidiaries; adverse decisions in proceedings before the Illinois Commerce Commission, including, but not limited to, proceedings concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; changes in the credit ratings of the Company, Peoples Gas and North Shore Gas; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company’s success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, energy assets and oil and gas production segments; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; the application of, or changes in, accounting rules or interpretations, including, but not limited to, the impact of mark-to-market accounting treatment for some of the Company’s derivative contracts used by the Company to manage commodity price, basis and other risks; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K/A filed with the SEC under Item 1 - Business, Item 1A - Risk Factors and Item 7 - Management’s Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Transition	Three Months
	Period Ended	Ended
	December 31,	December 31,
(In Thousands, Except Per-Share Amounts)	2006	2005

Revenues	$746,899	$1,052,386

Equity Investment Income	$-	$9,652

Operating Income (Loss)	$57,934	$(22,512)

Net Income (Loss)	$23,707	$(19,481)

Earnings (Loss) Per Share - Basic	$0.61	$(0.51)

Earnings (Loss) Per Share - Diluted	$0.61	$(0.51)

Average Shares Outstanding - Basic	38,548	38,245

Average Shares Outstanding - Diluted	38,752	38,378

Common Stock Data
	December 31,
	2006	2005
Annualized dividend rate	$2.18	$2.18
Dividend yield	4.9%	6.2%
Book value per share	$22.14	$20.95
Market price	$44.57	$35.07
Market price as a percent of book value	201%	167%

Peoples Energy Corporation		Preliminary

Summary of Selected Operating Data (Unaudited)

	Transition	Three Months
	Period Ended	Ended
	December 31,	December 31,
	2006	2005

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$496,938	$728,989
Less: Gas costs	306,285	517,151
Gross margin (1)	190,653	211,838
Less: Revenue taxes and surcharges	44,218	59,997
Environmental costs recovered	12,994	11,296
Net margin (1)	$133,441	$140,545

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	33,294	37,183
- Commercial	5,803	6,262
- Industrial	886	1,235
Transportation	25,160	26,093
Total Distribution Deliveries	65,143	70,773

Weather
Heating degree days - actual	2,113	2,302
Heating degree days - percent colder (warmer) than normal	(4.8%)	0.5%

Number of Gas Distribution Customers (average)
Gas sales
- Residential	870,595	876,589
- Commercial	44,481	45,698
- Industrial	2,140	2,837
Transportation	47,343	29,784
Total Gas Distribution Customers	964,559	954,908

Energy Marketing
Wholesale gas volumes sold (MDth)	9,025	9,908
Retail gas volumes sold (MDth)	15,435	15,086
Number of retail gas customers (at December 31)	36,445	23,552
Retail electric volumes sold (Mwh)	532,141	399,715
Number of retail electric customers (at December 31)	4,266	2,307
Total retail customers (at December 31)	40,711	25,859

Employees (at December 31)
Gas Distribution	1,740	1,692
Diversified Businesses	144	131
Corporate Support	339	346
Total Employees	2,223	2,169

Megawatt Capacity (at December 31)	700	800

(1) As used above, net margin is not a financial measure computed under GAAP but represents an operating performance measure. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation		Preliminary

Summary of Selected Operating Data (Unaudited) (continued)
	Transition	Three Months
	Period Ended	Ended
	December 31,	December 31,
	2006	2005
Oil and Gas Production
Average daily production:
Gas (MMCFD)	59.5	58.0
Oil (MBD)	0.8	1.0
Gas equivalent (MMCFED)	64.5	64.0

Average index price:
Gas ($/MMBTU) - Henry Hub	$6.55	$13.00
Oil ($/BBL)	$60.21	$60.02

Average hedge price:
Gas ($/MMBTU)	$5.37	$5.09
Oil ($/BBL)	$37.50	$27.65

Percentage hedged:
Gas	61%	86%
Oil	60%	81%

Net realized price: (1)
Gas ($/MCF)	$5.33	$4.64
Oil ($/BBL)	$42.27	$29.90
Gas Equivalent ($/MCFE)	$5.46	$4.67

Oil & Gas Production
Hedge Position (2)
	Volume Hedged(MMBTU)/(MBO)	Wtd. Avg. Prices ($MMBTU)/($BBL)

FY 2007 Hedge Position
Gas
Swaps (62%)	6,332,500	$5.58
Collars (38%)	3,886,500	$5.87 - $7.16
	10,219,000 (3)	$5.69 - $6.18
Oil
Swaps	155 (4)	$39.77

(1) Reflects the impact of all hedges, including mark-to-market derivatives as well as basis differentials, transportation, gathering and mmbtu/mcf conversion and are not NYMEX-equivalent prices.
(2) As of January 1, 2007.
(3) Approximately 40% based on projected 2007 production.
(4) Approximately 50% based on projected 2007 production.

Peoples Energy Corporation		Preliminary

Consolidated Statements of Operations (Unaudited)

	Transition	Three Months
	Period Ended	Ended
	December 31,	December 31,
(In Thousands, Except Per-Share Amounts)	2006	2005

Revenues	$746,899	$1,052,386

Operating Expenses:
Cost of energy sold	500,264	796,427
Gas charge settlement	-	91,668
Operation and maintenance, excluding merger
and environmental costs	83,925	87,363
Merger costs	9,321	-
Environmental costs	12,994	11,296
Depreciation, depletion and amortization	30,400	28,985
Taxes, other than income taxes	52,061	68,718
Gains on property sales	-	93
Total Operating Expenses	688,965	1,084,550

Equity investment income	-	9,652

Operating Income (Loss)	57,934	(22,512)

Other income and expense - net	1,913	1,313

Interest expense	18,123	13,223

Income (Loss) Before Income Taxes	41,724	(34,422)

Income tax expense (benefit)	17,852	(16,097)

Income (Loss) from Continuing Operations	$23,872	$(18,325)

Income from Discontinued Operations, net of taxes	(165)	(1,156)

Net Income (Loss)	$23,707	$(19,481)

Average Shares of Common Stock Outstanding
Basic	38,548	38,245
Diluted	38,752	38,378
Earnings (Loss) Per Share of Common Stock
Basic, continuing operations	$0.61	$(0.48)
Basic, discontinued operations	-	(0.03)
Total - basic earnings per share	$0.61	$(0.51)

Diluted, continuing operations	$0.61	$(0.48)
Diluted, discontinued operations	-	(0.03)
Total - diluted earnings per share	$0.61	$(0.51)

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

(In Thousands) At December 31,	2006	2005

Assets
Customer Accounts Receivable - net of reserves	$468,802	$668,331
Other Current Assets	606,783	585,349
Total Current Assets	1,075,585	1,253,680

Capital Investments:
Property, plant and equipment	3,615,525	3,244,622
Less - Accumulated depreciation, depletion and amortization	1,394,965	1,290,848
Net property, plant and equipment	2,220,560	1,953,774
Investments in equity investees	250	-
Other investments	12,248	13,496
Total Capital Investments - Net	2,233,058	1,967,270

Other Assets	677,509	530,043

Total Assets	$3,986,152	$3,750,993

Liabilities and Capitalization
Current Liabilities
Commercial paper	$384,112	$177,269
Accounts Payable	296,631	418,029
Other Current Liabilities	520,998	491,384
Total Current Liabilities	1,201,741	1,086,682

Deferred Credits and Other Liabilities	1,035,952	966,996

Long-Term Debt	894,429	895,210

Common Stockholders' Equity:
Common stock	427,207	412,935
Treasury stock	(6,677)	(6,677)
Retained earnings	447,049	505,821
Accumulated other comprehensive loss	(13,549)	(109,974)
Total Common Stockholders' Equity	854,030	802,105

Total Capitalization	1,748,459	1,697,315
Total Liabilities and Capitalization	$3,986,152	$3,750,993

Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)

	Gas	Oil and Gas	Energy	Energy	Corporate and
(In Thousands)	Distribution	Production	Marketing	Assets	Other	Adjustments	Total
Transition Period Ended December 31, 2006
Revenues	$496,938	$32,410	$216,319	$1,360	$-	$(128)	$746,899
Depreciation, depletion and amortization	15,938	13,548	333	91	490	-	30,400
Operating income (loss) (1)	48,083	5,673	17,215	488	(13,525)	-	57,934
Three Months Ended December 31, 2005
Revenues	$728,989	$27,058	$294,870	$2,607	$-	$(1,138)	$1,052,386
Depreciation, depletion and amortization	15,125	13,053	442	89	276	-	28,985
Equity investment income	-	9,585	-	-	67	-	9,652
Operating income (loss) (2)	(40,954)	11,394	9,764	1,692	(4,408)	-	(22,512)
Fiscal Year Ended September 30, 2006
Revenues	$1,921,880	$126,750	$960,693	$13,540	$-	$(4,893)	$3,017,970
Depreciation, depletion and amortization	62,574	52,479	1,606	356	1,388	-	118,403
Equity investment income	-	7,751	-	-	67	-	7,818
Operating income (loss) (1)	(12,724)	31,097	8,959	1,766	(27,312)	-	1,786
Fiscal Year Ended September 30, 2005
Revenues	$1,688,674	$100,602	$805,515	$9,482	$-	$(4,688)	$2,599,585
Depreciation, depletion and amortization	61,894	45,764	1,797	485	948	-	110,888
Equity investment income (loss)	-	2,403	-	-	7,885	-	10,288
Operating income (loss) (2)	137,335	16,853	13,471	1,727	(19,969)	-	149,417

(1)  Gas Distribution results for the fiscal year ended September 30, 2006 include the impact of $107.3 million related to the amended gas charge settlement agreement. Corporate and Other results for the three month transition period ended December 31, 2006 and fiscal year ended September 30, 2006 include $9.3 million and $8.9 million in merger-related expenses, respectively.

(2)  Gas Distribution results for the three months ended December 31, 2005 include the impact of $91.7 million related to the amended gas charge settlement. Corporate and Other results for the fiscal year ended September 30, 2005 include the impact of $13.1 million related to the Company's 2004 organizational restructuring.

Effective in 2006, the Company's primary business segments were reorganized and reported as follows: Gas Distribution (including Peoples Gas hub operations, formerly included as part of Midstream Services), Oil and Gas Production, Energy Assets, and Energy Marketing (both retail and wholesale activity, formerly included as Retail Energy Services and part of Midstream Services, respectively). All prior periods have been reclassified to conform with the current presentation.

Discontinued Operations (Unaudited)
	Transition	Three Months
	Period Ended	Ended
	December 31,	December 31,
	2006	2005
(In Thousands)
Operation and maintenance	$(107)	$(645)
Taxes, other than income taxes	-	(16)
Impairments and losses on property sales	-	(2,089)
Equity investment income (loss)	(167)	831
Loss before income taxes	(274)	(1,919)
Income tax benefit	109	763
Loss from discontinued operations, net of income tax benefit	$(165)	$(1,156)